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            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
          STOCK DIVIDENDS FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND
                                 MARCH 31, 1994

                                                  1995      1994
                                                  ----      ----
                                             (Dollars in thousands)
                                                    (Unaudited)
Earnings:
  Net Income                                     $41,652   $ 43,686
  Add:
    Provision for income taxes                    24,233     24,997
    Fixed charges . . . . . . . . . . . . . .  . 131,434     89,475
  Less:
    Capitalized interest                          14,118     10,680
                                                --------   --------
  Earnings as adjusted (A)                      $183,201   $147,478
                                                --------   --------

Preferred dividend requirements                 $  2,552   $  1,690
Ratio of income before provision
    for income taxes to net income                  158%       157%
                                                --------   --------
Preferred dividend factor on pretax
    basis                                          4,032      2,653
                                                --------   --------

Fixed Charges:
    Interest expense                             117,316     78,795
    Capitalized interest                          14,118     10,680
                                                --------   --------
    Fixed charges as adjusted                    131,434     89,475
                                                --------   --------

Fixed charges and preferred stock
   dividends (B)                                $135,466   $ 92,128

Ratio of earnings to fixed charges
   and preferred stock dividends
   (A) divided by (B)                              1.35x      1.60x
                                                ========   ========

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